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                                  EXHIBIT 99.1

                                 PRESS RELEASE

Monadnock Bancorp, Inc.                                   603.924.9654
1 Jaffrey Road                                            www.monadnockbank.com
Peterborough, NH 03458

                             FOR IMMEDIATE RELEASE
                             ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

           Monadnock Bancorp, Inc. Announces Stock Repurchase Program

Peterborough, New Hampshire - February 14, 2008 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced today that its Board of Directors authorized its third stock repurchase program pursuant to which Monadnock Bancorp, Inc. intends to repurchase up to 65,000 shares, or 5.29% of its outstanding common stock. These shares will be purchased at prevailing market prices from time to time over a twelve-month period depending upon market conditions. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes. Monadnock Bancorp, Inc. completed its second stock repurchase program in October 2007, having purchased 64,650 shares at an average price of approximately $6.68.

This news release contains certain forward-looking statements about the proposed stock repurchase program. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may". Certain factors that could cause actual results to differ materially from expected results include delays in completing the proposed repurchase program, changes in the interest rate environment, changes in the market price of Monadnock Bancorp, Inc. common stock, changes in the general economic conditions, legislative and regulatory changes that adversely affect the business of Monadnock Bancorp, Inc. and changes in the securities markets.